UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): February 16, 2006

UNITIL CORPORATION

(Exact name of registrant as specified in its charter)

New Hampshire	1-8858	02-0381573
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Liberty Lane West, Hampton, New Hampshire	03842-1720
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 772-0775

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

EXECUTIVE COMPENSATION

On February 16, 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Unitil Corporation (the “Registrant” or the “Company”) approved the 2006 quantitative performance criteria for executive officers under the Management Incentive Plan (the “Incentive Plan”) (filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998). Under the Incentive Plan, executive officers can receive a bonus if the Company meets certain quantitative and qualitative goals.

For 2006, the Compensation Committee established the quantitative performance criteria as:

1)	Earnings Per Share – the achievement of a stipulated level of earnings per share

2)	Reliability – the achievement of a certain level of reliability performance as determined in accordance with the utility industry’s SAIDI (System Average Interruption Duration Index) standard

3)	Customer Satisfaction – the achievement of a stipulated level of customer satisfaction as measured by direct customer feedback by means of a customer satisfaction survey distributed during the year and compared to the current national benchmark for residential customers

4)	Three-Year Average Return On Equity – the achievement of return on equity measured against same-year performance of peer utility companies

5)	Operations and Maintenance (“O&M”) Cost Per Customer – the achievement of O&M cost per customer measured against same-year performance of peer utility companies

6)	Residential Rates – the achievement of residential rates measured against same-year performance of peer utility companies

Target bonuses are established at the beginning of the year as a percentage of base salary, with the actual percentage of base salary earned as a bonus determined by the Compensation Committee following the end of the year. Each executive officer’s target bonus is set by the relative level of his or her position when compared to other electric and gas utility companies. The Compensation Committee may adjust the payout for unique circumstances that occur during the year based upon the Compensation Committee’s evaluation of how well the Company capitalizes on unplanned opportunities and responds to unforeseen problems.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITIL CORPORATION
(Registrant)

Date: February 22, 2006	/s/ Mark H. Collin
Mark H. Collin
Chief Financial Officer